Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Susan Fisher 262-636-8434 s.h.fisher@na.modine.com

Modine Board Adds Three New Directors

RACINE, WI, May 25, 2010 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that in order to provide for the future succession and an orderly transition of its Board of Directors the company has increased the size of the Board from nine to 12 members and elected three new directors.

Joining the Modine Board, effective May 26, 2010, are David J. Anderson, retired president and chief executive officer of Sauer-Danfoss, Inc.; Christopher W. Patterson, retired president and chief executive office of Daimler Trucks North America LLC; and Larry O. Moore, retired senior vice president, Module Centers & Operations of Pratt & Whitney, a division of United Technologies Corporation.

Commenting on the elections, Modine Chairman of the Board Gary L. Neale, said, “We are delighted to welcome three highly experienced executives to the Modine Board.   David, Christopher and Larry each brings a track record of distinguished service and proven strategic and operating leadership within their respective global businesses.  Their experience and insights – ranging from global engine manufacturing to operational excellence to the intricacies of the commercial vehicle, light vehicle and off-highway markets -  will prove invaluable as we continue to transform our company and pursue our global growth objectives.”

Anderson, 62, was with Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, for a total of 24 years.  He served as president and chief executive officer from 2002 until his retirement in 2009.  Prior to that time, he held various senior leadership positions with the company in strategic planning, business development, sales and marketing.  Before joining Sauer-Danfoss, Anderson held executive level positions in business development and sales and marketing within the fluid power industry.

Patterson, 56, held the position of president and chief executive officer of Daimler Trucks North America LLC, a leading provider of heavy-duty and medium-duty trucks and specialized commercial vehicles, from 2005 until his retirement in 2009.  Patterson held senior leadership positions with Freightliner LLC (predecessor to Daimler Trucks North America) from 2002 to 2005 and, prior to joining the Daimler AG organization, Patterson held executive positions with other leading international commercial vehicle providers.

Moore, 60, served as senior vice president, module centers & operations, with Pratt & Whitney, a division of United Technologies Corporation and manufacturer of aircraft engines, from 2002 until his retirement in 2009.  Prior to joining Pratt & Whitney, Moore served in various management level positions with Cummins, Inc. and Ford Motor Company.

The Modine Board of Directors amended the company’s bylaws to allow for this expansion of the Board to a total of 12 members.

About Modine
With fiscal 2009 revenues of $1.4 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 32 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

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